Exhibit 99.01

Dear Board of Directors,

Please accept this letter as my formal resignation from the Board of Directors of Summit Networks, including my position as an Independent Director and Chairman of the Audit Committee, effective January 1, 2027. Providing this advance notice will give the Board ample time to identify and appoint a suitable replacement for my Board seat.

This decision was not made lightly. It has been both a pleasure and an honor to serve on the Board in my current capacity, and I am grateful for the opportunity to contribute my experience and perspective to Summit Networks during this important period of transition.

I also sincerely appreciate the consideration given to me for the position of Chief Executive Officer. As we discussed, I gave considerable thought to the opportunity and to the possibility of working with the Board and management to execute the company's future business strategy. Unfortunately, our recent breakdown in communication, together with differences regarding the company's future direction and business plans, has led me to conclude that it is in the best interests of both Summit Networks and myself that I step away from the Board at this time.

I remain appreciative of the opportunity to have served Summit Networks and wish the company, the Board, management, and its shareholders the very best of luck and continued success going forward. I sincerely hope the company is successful in executing the business plan approved by the Board and in achieving its long-term objectives.

Finally, please let me know who I should coordinate with regarding the stock, compensation, and any other amounts or benefits earned or accrued during my service as an Independent Director and Chairman of the Audit Committee. I would appreciate confirmation of the amounts owed to me, as well as the process and timing for the delivery or issuance of any outstanding compensation, including any shares or other equity compensation to which I am entitled.

Please acknowledge receipt of this resignation and make any appropriate corporate and regulatory filings required in connection with my resignation.

Thank you again for the opportunity to serve Summit Networks. It has been a pleasure working with the Board and management, and I sincerely wish everyone at the company the very best going forward.

Sincerely,

Ross Miller

Independent Director
Chairman, Audit Committee
Summit Networks

Gmail

Chao Huang <strategy.bridge.exec@gmail.com>

主题：辞去 Summit Networks 董事会及审计委员会职务——2027年1月1日生效：Resignation from Board of Directors and Audit Committee – Summit Networks
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Ross Miller <summitnetwork776@gmail.com> 2026年8月31日 08:54
收件人：Chao Huang <strategy.bridge.exec@gmail.com>

尊敬的董事会成员：

请接受我的正式辞呈。我将辞去 Summit Networks 董事会独立董事以及审计委员会主席的职务，辞职将于 **2027年1月1日** 正式生效。提前通知董事会，是希望能够给予董事会充足的时间寻找并任命合适的人选接替我的董事席位。

做出这一决定并不容易。在担任董事会独立董事及审计委员会主席期间，我一直感到非常荣幸，也很高兴能够在 Summit Networks 目前这一重要的转型阶段，为公司贡献我的经验和观点。对此，我深表感谢。

同时，我也非常感谢董事会曾认真考虑由我担任公司首席执行官（CEO）的可能性。正如我们之前所讨论的，我对这一机会以及与董事会和管理层共同执行公司未来业务战略的可能性进行了认真而深入的考虑。遗憾的是，近期我们在沟通方面出现了问题，同时在公司未来的发展方向和业务计划方面也存在一些分歧。因此，我最终认为，在目前的情况下，离开董事会对 Summit Networks 和我本人都是最合适的决定。

我非常感谢能够有机会为 Summit Networks 服务，并衷心祝愿公司、董事会、管理层以及所有股东未来一切顺利并取得持续成功。我真诚希望公司能够成功执行董事会已经批准的商业计划，并实现公司的长期发展目标。

最后，请告知我应该与哪位人员协调，以处理我在担任独立董事及审计委员会主席期间已经获得或应计的股票、薪酬以及其他应付金额或福利。我希望能够确认目前应支付给我的具体金额，以及所有尚未支付的薪酬，包括我有权获得的任何股票或其他股权奖励，其发放或发行的流程和时间安排。

请确认收到我的辞呈，并完成与此次辞职相关的任何必要公司程序及监管申报。

再次感谢 Summit Networks 给我这次服务公司的机会。在与董事会和管理层共事期间，我感到非常荣幸和愉快。我衷心祝愿公司未来一切顺利，并取得成功。

此致
敬礼！

Ross Miller

独立董事
审计委员会主席
Summit Networks